COGNEX CORPORATION

                          FIRST AMENDMENT TO THE COGNEX
                      CORPORATION 1998 STOCK INCENTIVE PLAN

         The Cognex Corporation 1998 Stock Incentive Plan (the "Plan") is hereby amended in accordance with the provisions of Section 20 of the Plan as follows:
1. Section 4 of the Plan is hereby amended by adding at the end thereof the following new subsection:

                  (d) The Committee, in its sole discretion, may delegate its authority to the President of the Company to designate individuals who are not designated by the Company as Section 16 reporting persons for purposes of the Securities Exchange Act of 1934, as amended, nor expected to be subject to the tax deduction limitations of Section 162(m) of the Code, to receive grants of Non-Qualified Options when the Committee is not in session. Said grants are to be subject to such terms and conditions as the Committee may impose, including (i) a limitation of up to and including 20,000 shares which may be granted, in the aggregate, to any one individual from the total number of shares which may be granted in any twelve (12) month calendar period, and (ii) a requirement that each such option grant shall have an exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant. The grant of the options by the President may be on such terms and conditions as deemed appropriate by the President to the extent so authorized by the Committee, provided that the terms and conditions of the options otherwise comply with all of the provisions of the Plan. The President's designations and grants hereunder shall be made in writing and a Certificate of Designation shall be filed with the records of the Committee.

2. Except as hereinabove provided, the Plan is hereby ratified and confirmed in all respects.


                               COGNEX CORPORATION



                               By: ______________________________
                                   Anthony J. Medaglia, Jr.
                                   Clerk

         Adopted by the Board of Directors: July 17, 2001
         Stockholder Approval Not Necessary